Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

E2open Parent Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Carried Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value (2)	Rule 457(c)	101,529,573	$12.08 (3)	$1,226,477,242 (3)	$0.0001091	$133,808.67
Total Offering Amounts					$1,226,477,242		$133,808.67
Total Fees Previously Paid							$133,808.67
Total Fee Offsets							$ —
Net Fee Due							$ —

(1)

Pursuant to Rule 416 under the Securities Act of 1933, an amended (“Securities Act”) the Registrant is also registering an indeterminate number of additional shares of Class A common stock that become issuable to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Consists of the following shares of Class A common stock registered for resale by the selling holders: (i) 72,383,299 shares of Class A common stock issued to the BluJay sellers in the acquisition of BluJay TopCo Limited (“BluJay”) by E2open Parent Holdings, Inc. (“E2open”) on September 1, 2021 (“BluJay Acquisition”); (ii) 28,909,022 shares of Class A common stock issued to the BluJay PIPE investors in connection with the BluJay Acquisition; (iii) 133,323 shares of Class A common stock issued pursuant to a purchase price adjustment in accordance with the Business Combination Agreement between E2open Holdings, LLC (“E2open Holdings”) and CC Neuberger Principal Holdings I (“CCNB1”); and (iv) 103,929 shares of Class A common stock issuable upon the exchange of limited liability company interests (“Common Units”) of E2open Holdings issued pursuant to a purchase price adjustment in accordance with the Business Combination Agreement and the surrender and cancellation of a corresponding number of shares of Class V common stock. The aggregate number of shares of Class A common stock shall be adjusted to include any additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Class A common stock on September 9, 2021, as reported on The New York Stock Exchange, under the symbol “ETWO.”

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